Exhibit 10.1

AMENDMENT #2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT #2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of May 27, 2020 (the “Effective Date”), between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Sandra Gurrola, an individual (“Executive”).

RECITALS

THE PARTIES ENTER THIS AMENDMENT on the basis of the following facts, understandings and intentions:

A.	Executive commenced employment with the Company as of November 4, 2009.

B.	The Company and Executive are parties to that certain Employment Agreement made and entered into September 17, 2019 (the “Employment Agreement”), and to that certain Amendment #1 to Employment Agreement made and entered into January 14, 2020 (the “1st Amendment,” and together with the Employment Agreement, the “Existing Employment Agreement”), pursuant to which, among other things, Executive is serving as the Company’s Senior Vice-President of Finance and Chief Accounting Officer.

C.	The Company and Executive each desire Executive to continue employment with the Company on the terms and conditions set forth in this Amendment.

D.	The Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined and approved the terms of Executive’s continued employment on the terms and conditions set forth in this Amendment.

E.	This Amendment, the Employment Agreement and all related documents referenced herein and therein shall govern the employment relationship between Executive and the Company from and after the Effective Date.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Amendments to Employment Agreement.

1.1. Section 2.2. Effective as of the Effective Date, the “The” at the beginning of the third paragraph of Section 2.2 of the Existing Employment Agreement is hereby replaced with “Subject to Section 4.2(c), the”.

1.2. Section 4.2. Effective as of the Effective Date, Section 4.2 of the Existing Employment Agreement is hereby amended and restated in its entirety to read as follows:

4.2	Benefits Upon Termination. If the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	The Company shall pay Executive (or in the event of her death, the Executive’s estate) any Accrued Obligations (as defined in Section 4.4) within Ten (10) days following the Separation Date.

(b)	In addition to the Accrued Obligations, if Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, provided that the Executive timely elects continued insurance coverage pursuant to COBRA, the Company shall reimburse Executive for a period of 9 months an amount equal to the COBRA premiums actually paid by the Executive each month during such 9-month period.

(c)	In addition to the Accrued Obligations and the benefits provided for under Section 4.2(b), if Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, subject to tax withholding and other authorized deductions and subject to the requirements of Section 4.3, the Company shall pay Executive as severance pay an amount equal to the sum of the following in one lump sum:

(i)	(A) 2 multiplied by (B) 1/12 of the Base Salary rate in effect on the Separation Date, which shall be payable in one lump sum; and

(ii)	the amount Executive is eligible to receive under the 2020 Incentive Plan (as defined in Section 4.4).

The first installment of any severance pay payable under this Section 4.2(c) shall commence after Executive executes the General Release and it has become effective in accordance with its terms and is not revoked.

If Executive is paid in accordance with Section 4.2(c), Executive hereby waives payment to Executive under Section 2.2 with respect to the amount Executive is eligible to receive under the 2020 Incentive Plan, it being agreed and understood that such amount is payable under Section 4.2(c).

(d)	Notwithstanding the foregoing provisions of this Section 4.2, if the Executive breaches his obligations under the Confidentiality and Work for Hire Agreement and/or Section 6, 7 or 8 of this Agreement at any time, from and after the date of such breach, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of any benefits provided in Sections 4.2(b) or 4.2(c).

The foregoing provisions of this Section 4.2 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any). In no event shall the Company’s obligations to the Executive exceed the sum of the Accrued Obligations, the benefits provided in Sections 4.2(b) and 4.2(c), if applicable, and the benefits contemplated by this paragraph, regardless of the manner of the Executive’s termination of employment.

1.3. Section 4.3. Effective as of the Effective Date:

1.3.1.	each reference to “Section 4.2(b)” in Section 4.3(a) of the Existing Employment Agreement is hereby replaced with “Sections 4.2(b) or 4.2(c)”;

1.3.2.	the first reference to “Section 4.2(b)” in Section 4.3(b) of the Existing Employment Agreement is hereby replaced with “Sections 4.2(b) or 4.2(c)”; and

1.3.3.	the second reference to “Section 4.2” in Section 4.3(b) of the Existing Employment Agreement is hereby replaced with “Sections 4.2(b) and 4.2(c)”.

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1.4. Section 4.4. Effective as of the Effective Date, Section 4.4 of the Existing Employment Agreement is hereby amended and restated in its entirety to read as follows:

4.3	Certain Defined Terms. As used herein:

(a)	“2020 Incentive Plan” means the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2020.

(b)	“Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid personal time off) on or before the Separation Date; and

(ii)	any reimbursement due to the Executive pursuant to Section 3.2 for expenses incurred by the Executive on or before the Separation Date.

(c)	“Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, (iv) continued willful violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has willfully violated his obligations to the Company.

(d)	“Change in Control” has the meaning given to such term in the NTN Buzztime, Inc. 2010 Performance Incentive Plan.

(e)	“Good Reason” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) a change in the location of the Executive’s place of employment or the principal offices of the Company, in each case, as of the Effective Date resulting in an increased commuting distance of more than thirty (30) miles, (ii) a reduction in the amount of the Base Salary by 10% or more, (iii) a reduction in the percentage of the Executive’s target potential Incentive Bonus amount from the percentage in effect for the immediately preceding year, (iv) a change in the Executive’s position with the Company which materially reduces his duties and responsibilities; provided and only if such change, reduction or relocation is effected by the Company without the Executive’s consent, or (v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law. Notwithstanding the foregoing, a termination shall not be for Good Reason unless (A) the Executive provides written notice to the Company of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the circumstance that he believes constitute(s) Good Reason, which notice shall describe such circumstance, (B) the Company does not cure such circumstance within twenty (20) days following its receipt of such notice, and (C) the Executive voluntarily terminates his employment with the Company within thirty (30) days following the end of the twenty (20) day cure period.

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2.	Governing Law. This Amendment, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

3.	Severability. If any provision of this Amendment or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Amendment which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment are declared to be severable.

4.	Conflict; Agreement. Except as modified by this Amendment, the Employment Agreement, together with all stock unit agreements, stock option agreements and other agreement for equity-based compensation and the exhibits contemplated thereby, including the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embody the entire agreement of the parties hereto respecting the matters within its scope. If there is a conflict between the terms and conditions of this Amendment and the Employment Agreement, this Amendment shall take precedence. Otherwise, all other terms and conditions of the Employment Agreement remain in full force and effect.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

6.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Amendment, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Amendment and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the first date set forth above.

“COMPANY”
NTN Buzztime, Inc., a Delaware corporation

By:	/s/ Allen Wolff
Name:	Allen Wolff
Title:	Chief Executive Officer

“EXECUTIVE”

/s/ Sandra Gurrola
Sandra Gurrola